EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2022 Results

  Fourth quarter results:
    Orders grew 27% and revenue increased 11% compared to prior year, with broad-based growth across all segments
    Significant inflationary pressures and supply chain disruptions continued to impact operating results
  Outlook:
    First quarter guidance reflects significant revenue growth over prior year and continuation of supply chain disruptions and inflationary pressures
    Company targets strong revenue and earnings growth in fiscal 2023 driven by expected benefits of pricing actions and anticipated stronger demand from companies transforming their offices to support hybrid and in-person work

GRAND RAPIDS, Mich., March 23, 2022 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $753.1 million and a net loss of $2.2 million, or $0.02 per share. In the prior year, Steelcase reported revenue of $677.1 million and net income of $6.6 million, or $0.06 per share.

Revenue increased 11 percent in the fourth quarter compared to the prior year. The revenue growth was broad-based across all segments, with 8 percent growth in the Americas, 18 percent growth in EMEA and 19 percent growth in the Other category. On an organic basis, revenue grew 12 percent, with 7 percent growth in the Americas, 23 percent growth in EMEA and 19 percent growth in the Other category. In the fourth quarter of the prior year, the company estimates revenue benefited from shipment delays of approximately $50 million in the Americas and approximately $10 million in EMEA due to a temporary operations shutdown in the third quarter.

Orders (adjusted for the impact of acquisitions and currency translation effects) grew 27 percent in the fourth quarter compared to the prior year. Orders grew 29 percent in the Americas, 28 percent in EMEA and 9 percent in the Other category compared to the prior year.

	Q4 2022 vs. Q4 2021
	Revenue Growth	Organic Revenue Growth	Organic Order Growth

Americas	8%	7%	29%
EMEA	18%	23%	28%
Other category	19%	19%	9%
Steelcase Inc.	11%	12%	27%

"Our order growth of 27 percent this quarter reflects the investments our customers are making in their workplaces as they increasingly invite their employees back to the office and seek improved engagement, collaboration, focus and connection," said Sara Armbruster, president and CEO. "We are pleased our year-over-year order growth in the Americas has outpaced our industry for each of the most recent five months of reported data. Over that same period, in-office attendance in major U.S. cities has increased, which we believe is supporting the growth we've been seeing in the larger markets."

Fourth quarter operating income of $2.1 million represented a decrease of $4.6 million compared to $6.7 million in the prior year, which included a $1.6 million restructuring charge in the Americas. The decrease was driven by lower gross margin and higher operating expenses, partially offset by the benefits of higher revenue. The Americas reported operating income of $3.6 million compared to $12.1 million in the prior year. EMEA reported operating income of $2.3 million compared to an operating loss of $0.5 million in the prior year. The Other category reported operating income of $4.3 million compared to $2.9 million in the prior year.

Gross margin of 26.1 percent in the fourth quarter represented a decrease of 230 basis points compared to the prior year, with a 310 basis point decline in the Americas, an 80 basis point decline in EMEA and a 160 basis point decline in the Other category. The decline in the Americas was due to approximately $22 million of higher inflation, net of pricing benefits, and approximately $9 million of higher freight and labor costs and inefficiencies associated with the supply chain disruptions in the current year, partially offset by the benefits of higher revenue. The decline in EMEA was primarily due to higher freight costs associated with supply chain disruptions, while the decline in the Other category was due to higher inflation, net of pricing benefits.

"Continued inflation, net of pricing benefits, and supply chain disruption costs impacted our earnings in the quarter by over $30 million, or approximately $0.15 per share," said Dave Sylvester, senior vice president and CFO. "During the quarter, we announced an unprecedented fourth price increase in twelve months in response to the ongoing significant inflation. We’re also continuing to make adjustments in our supply chain and within our operations aimed at improving the reliability of our delivery dates to customers and reducing the freight and labor costs we've been incurring."

Operating expenses of $194.3 million in the fourth quarter represented an increase of $8.6 million, but a decline of 160 basis points as a percentage of revenue, compared to the prior year. The current year included approximately $9 million of higher marketing, product development and sales expenses, $4.7 million from acquisitions and approximately $4 million of higher discretionary spending and employee costs in other functional areas, partially offset by $9.2 million of lower variable compensation expense.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $368.9 million at the end of the fourth quarter. Total debt was $482.5 million.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before April 14, 2022, to shareholders of record as of April 4, 2022.

Fiscal 2022 Results

For fiscal 2022, the company recorded $2.8 billion of revenue and net income of $4.0 million, or earnings per share of $0.03. In fiscal 2021, the company recorded $2.6 billion of revenue, net income of $26.1 million, earnings per share of $0.22 and adjusted earnings per share of $0.52.

Revenue increased 7 percent in fiscal 2022, with a 3 percent increase in the Americas, a 17 percent increase in EMEA and a 14 percent increase in the Other category. On an organic basis, fiscal 2022 revenue represented an increase of 4 percent compared to the prior year, with a 1 percent increase in the Americas, a 15 percent increase in EMEA and a 12 percent increase in the Other category.

Operating income for fiscal 2022 of $20.1 million declined compared to $43.0 million of operating income for fiscal 2021, and represented a $69.1 million decrease compared to $89.2 of adjusted operating income for fiscal 2021. The decrease was driven by approximately $80 million of inflation, net of pricing benefits, approximately $26 million of higher freight and labor costs and inefficiencies associated with supply chain disruptions, and $57.2 million of higher operating expenses, partially offset by the benefits from higher revenue. Operating expenses in the prior year benefited from approximately $41 million of lower employee costs as a result of temporary hour and pay reductions.

"Fiscal 2022 brought significant challenges to our business, but our teams rallied to implement actions to address the supply chain challenges and inflationary pressures and drove 25 percent order growth as we focused on executing our strategy to help people work better," said Sara Armbruster.

Outlook

At the end of the fourth quarter, the company’s backlog of customer orders was approximately $787 million, which was 77 percent higher than the prior year. Consistent with recent quarters, the backlog includes a higher than historical percentage of orders scheduled to ship beyond the end of the next quarter, and supply chain disruptions are expected to continue. As a result, the company expects first quarter fiscal 2023 revenue to be in the range of $680 to $705 million. The company reported revenue of $556.6 million in the first quarter of fiscal 2022. The projected revenue translates to growth of 22 to 27 percent compared to the first quarter of fiscal 2022, or organic growth of 24 to 28 percent.

The company expects to report a loss per share of between $0.15 to $0.20 for the first quarter of fiscal 2023, which compares to a reported loss of $0.24 per share in the prior year. The estimate includes: (1) projected inflation, net of pricing benefits, of approximately $10 million as compared to the prior year, (2) projected operating expenses of between $195 to $200 million, (3) projected interest expense, investment income and other income, net, of approximately $4 million, and (4) a projected effective tax rate of 27 percent.

For fiscal 2023 the company is targeting organic revenue growth of 15 to 20 percent and earnings per share of between $0.50 to $0.70.

The fiscal 2023 targets reflect the following assumptions and expectations:

  higher demand driven by increased return to office and investments to support hybrid work pricing benefits, net of inflation, of between $120 to $140 million compared to fiscal 2022 the impacts of supply chain disruptions abating modestly over the year operating expenses of between $880 to $900 million, including higher investments in marketing, product development and sales, increased discretionary spending, and higher variable compensation and other employee costs approximately $16 million of interest expense, investment income and other income, net an effective tax rate of 27 percent

The company is targeting net income in the second quarter which would more than offset the first quarter net loss driven by seasonally higher revenue and higher pricing benefits.

"In fiscal 2023, we expect to realize more of the benefits from the momentum we've been seeing in our order patterns, as our pricing actions catch up with inflation and the impacts from supply chain disruptions abate," said Sara Armbruster. "We've remained focused on the changing needs of people and organizations through our research, and we've centered our product development investments on solving for these needs. We expect this focus will drive additional growth as companies update their workplaces to support a new era of hybrid work."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 25, 2022	February 26, 2021	% Change	February 25, 2022	February 26, 2021	% Change

Revenue
Americas (1)	$505.1	$467.0	8%	$1,905.0	$1,848.5	3%
EMEA (2)	167.8	142.6	18%	598.5	511.3	17%
Other (3)	80.2	67.5	19%	269.2	236.4	14%
Consolidated revenue	$753.1	$677.1	11%	$2,772.7	$2,596.2	7%

Operating income (loss)
Americas	$3.6	$12.1	$44.4	$97.0
EMEA	2.3	(0.5)	3.3	(32.3)
Other	4.3	2.9	(3.2)	0.2
Corporate (4)	(8.1)	(7.8)	(24.4)	(21.9)
Consolidated operating income	$2.1	$6.7	$20.1	$43.0

Operating income percent	0.3%	1.0%	0.7%	1.7%

Revenue mix
Americas	67.1%	69.0%	68.7%	71.2%
EMEA	22.3%	21.1%	21.6%	19.7%
Other	10.6%	9.9%	9.7%	9.1%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture, architectural and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Smith System, AMQ, Orangebox and Viccarbe brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox, Coalesse and Viccarbe brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture, architectural and technology products. Designtex primarily sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate costs include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q4 2022 vs. Q4 2021
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2021 revenue	$677.1	$467.0	$142.6	$67.5
Acquisitions	6.0	3.7	2.3	—
Currency translation effects*	(8.1)	0.3	(8.1)	(0.3)
Q4 2021 revenue, adjusted	675.0	471.0	136.8	67.2

Q4 2022 revenue	753.1	505.1	167.8	80.2
Organic growth $	$78.1	$34.1	$31.0	$13.0
Organic growth %	12%	7%	23%	19%

* Currency translation effects represent the estimated net effect of translating Q4 2021 foreign currency revenues using the average exchange rates during Q4 2022.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2022 vs. 2021
	Steelcase Inc.	Americas	EMEA	Other category

2021 revenue	$2,596.2	$1,848.5	$511.3	$236.4
Acquisitions	44.8	41.8	3.0	—
Currency translation effects*	16.0	5.2	7.5	3.3
2021 revenue, adjusted	2,657.0	1,895.5	521.8	239.7

2022 revenue	2,772.7	1,905.0	598.5	269.2
Organic growth $	$115.7	$9.5	$76.7	$29.5
Organic growth %	4%	1%	15%	12%

* Currency translation effects represent the estimated net effect of translating 2021 foreign currency revenues using the average exchange rates during 2022.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2023 vs. Q1 2022
Steelcase Inc.

Q1 2022 revenue	$556.6
Acquisitions	3.5
Currency translation effects*	(11.1)
Q1 2022 revenue, adjusted	$549.0

Q1 2023 revenue, projected	$680 - 705
Organic growth $	$131 - 156
Organic growth %	24% - 28%

* Currency translation effects represent the estimated net effect of translating Q1 2023 foreign currency revenues using the exchange rates at the end of Q4 2022.

PROJECTED ORGANIC REVENUE GROWTH
2023 vs. 2022
Steelcase Inc.

2022 revenue	$2,772.7
Acquisitions	9.2
Currency translation effects*	(27.0)
2022 revenue, adjusted	$2,754.9

2023 revenue, projected	$3,175 - 3,300
Organic growth $	$420 - 545
Organic growth %	15% - 20%

* Currency translation effects represent the estimated net effect of translating 2023 foreign currency revenues using the exchange rates at the end of 2022.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)
	Twelve Months Ended
	February 25, 2022	February 26, 2021
Earnings per share	$0.03	$0.22
Goodwill impairment charge, per share	—	0.15
Restructuring costs, per share	—	0.24
Income tax effect of restructuring costs, per share	—	(0.09)
Adjusted earnings per share	$0.03	$0.52

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 25, 2022		February 26, 2021		February 25, 2022		February 26, 2021
Revenue	$753.1	100.0%	$677.1	100.0%	$2,772.7	100.0%	$2,596.2	100.0%
Cost of sales	556.7	73.9	483.1	71.4	2,011.2	72.5	1,822.8	70.2
Restructuring costs	—	—	1.4	0.2	—	—	10.6	0.4
Gross profit	196.4	26.1	192.6	28.4	761.5	27.5	762.8	29.4
Operating expenses	194.3	25.8	185.7	27.4	741.4	26.8	684.2	26.4
Goodwill impairment charge	—	—	—	—	—	—	17.6	0.6
Restructuring costs	—	—	0.2	—	—	—	18.0	0.7
Operating income	$2.1	0.3%	$6.7	1.0%	$20.1	0.7%	$43.0	1.7%
Interest expense	(6.4)	(0.8)	(6.4)	(0.9)	(25.7)	(0.9)	(27.1)	(1.1)
Investment income	0.2	—	0.2	—	0.6	—	1.4	0.1
Other income, net	3.1	0.4	1.6	0.2	6.6	0.2	8.6	0.3
Income before income tax expense (benefit)	(1.0)	(0.1)	2.1	0.3	1.6	—	25.9	1.0
Income tax expense (benefit)	1.2	0.2	(4.5)	(0.7)	(2.4)	(0.1)	(0.2)	—
Net income (loss)	$(2.2)	(0.3)%	$6.6	1.0%	$4.0	0.1%	$26.1	1.0%

Operating income	$2.1	0.3%	$6.7	1.0%	$20.1	0.7%	$43.0	1.7%
Add: goodwill impairment charge	—	—	—	—	—	—	17.6	0.6
Add: restructuring costs	—	—	1.6	0.2	—	—	28.6	1.1
Adjusted operating income	$2.1	0.3%	$8.3	1.2%	$20.1	0.7%	$89.2	3.4%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 25, 2022		February 26, 2021		February 25, 2022		February 26, 2021
Revenue	$505.1	100.0%	$467.0	100.0%	$1,905.0	100.0%	$1,848.5	100.0%
Cost of sales	378.6	75.0	334.3	71.6	1,394.0	73.2	1,285.1	69.5
Restructuring costs	—	—	1.4	0.3	—	—	10.6	0.6
Gross profit	126.5	25.0	131.3	28.1	511.0	26.8	552.8	29.9
Operating expenses	122.9	24.3	119.0	25.5	466.6	24.5	437.8	23.7
Restructuring costs	—	—	0.2	—	—	—	18.0	1.0
Operating income	$3.6	0.7%	$12.1	2.6%	$44.4	2.3%	$97.0	5.2%
Add: restructuring costs	—	—	1.6	0.3	—	—	28.6	1.6
Adjusted operating income	$3.6	0.7%	$13.7	2.9%	$44.4	2.3%	$125.6	6.8%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 25, 2022		February 26, 2021		February 25, 2022		February 26, 2021
Revenue	$167.8	100.0%	$142.6	100.0%	$598.5	100.0%	$511.3	100.0%
Cost of sales	123.6	73.7	104.0	72.9	432.6	72.3	380.4	74.4
Gross profit	44.2	26.3	38.6	27.1	165.9	27.7	130.9	25.6
Operating expenses	41.9	24.9	39.1	27.5	162.6	27.1	145.6	28.5
Goodwill impairment charge	—	—	—	—	—	—	17.6	3.4
Operating income (loss)	$2.3	1.4%	$(0.5)	(0.4)%	$3.3	0.6%	$(32.3)	(6.3)%
Add: goodwill impairment charge	—	—	—	—	—	—	17.6	3.4
Adjusted operating income (loss)	$2.3	1.4%	$(0.5)	(0.4)%	$3.3	0.6%	$(14.7)	(2.9)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 25, 2022		February 26, 2021		February 25, 2022		February 26, 2021
Revenue	$80.2	100.0%	$67.5	100.0%	$269.2	100.0%	$236.4	100.0%
Cost of sales	54.5	68.0	44.8	66.4	184.6	68.6	157.3	66.5
Gross profit	25.7	32.0	22.7	33.6	84.6	31.4	79.1	33.5
Operating expenses	21.4	26.6	19.8	29.3	87.8	32.6	78.9	33.4
Operating income (loss)	$4.3	5.4%	$2.9	4.3%	$(3.2)	(1.2)%	$0.2	0.1%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 25, 2022	February 26, 2021	February 25, 2022	February 26, 2021
Operating expenses	$8.1	$7.8	$24.4	$21.9

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated statements of operations, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth, which represents the change in revenue excluding the impacts of acquisitions and divestitures and estimated currency translation effects; (2) adjusted earnings per share, which represents earnings per share excluding (a) goodwill impairment charges and (b) restructuring costs and related tax effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges and restructuring costs. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "target" or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Organizations around the world trust Steelcase to help them create workplaces that help people work better, be inspired and accomplish more. The company designs, manufactures and partners with other leading organizations to provide architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2022 revenue of $2.8 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 25, 2022	February 26, 2021	February 25, 2022	February 26, 2021
Revenue	$753.1	$677.1	$2,772.7	$2,596.2
Cost of sales	556.7	483.1	2,011.2	1,822.8
Restructuring costs	—	1.4	—	10.6
Gross profit	196.4	192.6	761.5	762.8
Operating expenses	194.3	185.7	741.4	684.2
Goodwill impairment charge	—	—	—	17.6
Restructuring costs	—	0.2	—	18.0
Operating income	2.1	6.7	20.1	43.0
Interest expense	(6.4)	(6.4)	(25.7)	(27.1)
Investment income	0.2	0.2	0.6	1.4
Other income, net	3.1	1.6	6.6	8.6
Income (loss) before income tax expense (benefit)	(1.0)	2.1	1.6	25.9
Income tax expense (benefit)	1.2	(4.5)	(2.4)	(0.2)
Net income (loss)	$(2.2)	$6.6	$4.0	$26.1

Earnings (loss) per share:
Basic	$(0.02)	$0.06	$0.03	$0.22
Diluted	$(0.02)	$0.06	$0.03	$0.22
Weighted average shares outstanding - basic	115.8	117.8	117.0	117.5
Weighted average shares outstanding - diluted	115.8	118.2	117.4	117.8

Dividends declared and paid per common share	$0.145	$0.100	$0.535	$0.370

STEELCASE INC.
CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 25, 2022	February 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$200.9	$489.8
Accounts receivable	348.4	279.0
Allowance for doubtful accounts	(8.0)	(8.7)
Inventories	326.2	193.5
Prepaid expenses	24.0	20.9
Income taxes receivable	41.7	49.5
Other current assets	26.0	21.4
Total current assets	959.2	1,045.4

Property, plant and equipment, net of accumulated depreciation of $1,089.0 and $1,063.2	392.8	410.8
Company-owned life insurance ("COLI")	168.0	169.5
Deferred income taxes	121.2	113.3
Goodwill	242.8	218.1
Other intangible assets, net of accumulated amortization of $86.4 and $73.3	85.5	90.4
Investments in unconsolidated affiliates	53.1	51.5
Right-of-use operating lease assets	209.8	225.4
Other assets	28.6	29.6
Total assets	$2,261.0	$2,354.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$243.6	$181.3
Short-term borrowings and current portion of long-term debt	5.1	4.7
Current operating lease obligations	44.2	43.8
Accrued expenses:
Employee compensation	75.6	90.1
Employee benefit plan obligations	25.4	24.9
Accrued promotions	32.9	27.8
Customer deposits	53.4	33.7
Other	87.0	108.7
Total current liabilities	567.2	515.0

Long-term liabilities:
Long-term debt less current maturities	477.4	479.2
Employee benefit plan obligations	126.7	152.9
Long-term operating lease obligations	182.2	199.5
Other long-term liabilities	55.3	46.9
Total long-term liabilities	841.6	878.5
Total liabilities	1,408.8	1,393.5

Shareholders’ equity:
Additional paid-in capital	1.5	12.5
Accumulated other comprehensive income (loss)	(50.6)	(40.0)
Retained earnings	901.3	988.0
Total shareholders’ equity	852.2	960.5
Total liabilities and shareholders’ equity	$2,261.0	$2,354.0

STEELCASE INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 25, 2022	February 26, 2021
OPERATING ACTIVITIES
Net income	$4.0	$26.1
Depreciation and amortization	83.2	85.2
Goodwill impairment charge	—	17.6
Restructuring costs	—	28.6
Deferred income taxes	(14.1)	15.9
Non-cash stock compensation	16.1	20.9
Equity in income of unconsolidated affiliates	(7.8)	(9.3)
Dividends received from unconsolidated affiliates	5.5	8.1
Other	(17.8)	(13.3)
Changes in operating assets and liabilities:
Accounts receivable	(74.9)	120.9
Inventories	(133.4)	27.1
Other assets	(1.1)	(22.9)
Accounts payable	62.9	(69.0)
Employee compensation liabilities	(19.3)	(138.7)
Employee benefit obligations	(15.4)	(22.6)
Customer deposits	18.4	2.2
Accrued expenses and other liabilities	(8.9)	(12.0)
Net cash provided by (used in) operating activities	(102.6)	64.8

INVESTING ACTIVITIES
Capital expenditures	(60.5)	(41.3)
Proceeds from disposal of fixed assets	17.4	7.4
Acquisitions, net of cash acquired	(32.6)	(3.8)
Other	10.2	7.1
Net cash used in investing activities	(65.5)	(30.6)

FINANCING ACTIVITIES
Dividends paid	(62.6)	(43.5)
Common stock repurchases	(55.2)	(42.7)
Borrowings on global committed bank facility	—	250.0
Repayments on global committed bank facility	—	(250.0)
Other	(2.2)	(1.6)
Net cash used in financing activities	(120.0)	(87.8)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	2.1
Net decrease in cash, cash equivalents and restricted cash	(288.6)	(51.5)
Cash and cash equivalents and restricted cash, beginning of period (1)	495.6	547.1
Cash and cash equivalents and restricted cash, end of period (2)	$207.0	$495.6

(1)   These amounts include restricted cash of $5.8 and $6.1 as of February 26, 2021 and February 28, 2020, respectively.

(2)   These amounts include restricted cash of $6.1 and $5.8 as of February 25, 2022 and February 26, 2021, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets on the Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR